VOTING AGREEMENT
VOTING AGREEMENT (this “Voting Agreement”), dated as of March 10, 2019, by and between NVIDIA International Holdings Inc., a Delaware corporation (“Parent”), and the shareholders listed in Exhibit A (each, a “Shareholder”).
W I T N E S S E T H
WHEREAS, concurrently with the execution and delivery of this Voting Agreement, Mellanox Technologies, Ltd., a company organized under the laws of the State of Israel (the “Company”), Parent, NVIDIA Corporation, a Delaware corporation, and Teal Barvaz Ltd., a company organized under the laws of the State of Israel and a wholly owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company and a wholly-owned subsidiary of Parent (the “Merger”);
WHEREAS, as of the date hereof, Shareholder is the record or beneficial owner of the number of shares of Company Securities set forth opposite his or its name on Exhibit A; and
WHEREAS, as a condition to and inducement of Parent’s willingness to enter into the Merger Agreement, Shareholder has agreed to enter into this Voting Agreement.
NOW, THEREFORE, in consideration of the promises and of the mutual agreements and covenants set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1    Defined Terms. The following capitalized terms, as used in this Voting Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.
(a)    “Beneficially Own”, “Beneficial Ownership” or “beneficial owner” with respect to any Company Securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any Contract, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who are controlled affiliates of such Person and who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(b)    “Shareholder Shares” means all Company Shares held of record or Beneficially Owned by Shareholder, whether currently issued and outstanding or hereinafter acquired, including, without limitation, by exercising any Company Option, or the vesting of any Company RSU or Company PSU held of record or Beneficially Owned by Shareholder.
ARTICLE II

TRANSFER AND VOTING OF SHARES
2.1    No Transfer of Shareholder Shares. Prior to the earlier of the Expiration Time (as defined below) or the Company Shareholder Approval, Shareholder shall not, directly or indirectly, (a) sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of his or its Shareholder Shares or any interest in his or its Shareholder Shares (other than any pledge or encumbrance in existence on the date of this Voting Agreement), (b) deposit his or its Shareholder Shares or any interest in his or its Shareholder Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of his or its Shareholder Shares or grant any proxy or power of attorney with respect thereto (other than as contemplated herein) or (c) enter into any Contract, option or other arrangement with respect to or otherwise agree to the direct or indirect acquisition or sale, pledge, encumbrance, assignment, transfer or other disposition (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of his or its Shareholder Shares (any such action in clause (a), (b) or (c) above, a “transfer”). Notwithstanding anything to the contrary in the foregoing sentence, this Section 2.1 shall not prohibit a transfer of Shareholder Shares by Shareholder in one or more transactions (i) to any member of Shareholder’s immediate family or to a trust solely for the benefit of Shareholder or any member of Shareholder’s immediate family, (ii) to any person or entity if and to the extent required by any non-consensual legal order, by divorce decree or by will, intestacy or other similar Law, (iii) to a charitable entity qualified as a 501(c)(3) organization under the Code, or (iv) with the prior written consent of Parent; provided, however, that a transfer pursuant to clauses (i), (ii) and (iii) shall be permitted only if, and as a condition precedent to the effectiveness of such transfer, the transferee agrees in a writing, satisfactory in form and substance to Parent, to be bound by all of the terms of this Voting Agreement as though such transferee were the “Shareholder” hereunder.
2.2    Vote in Favor of the Merger and Related Matters. Shareholder, solely in Shareholder’s capacity as a shareholder of the Company (and not, if applicable, in Shareholder’s capacity as an officer or director of the Company), agrees that, from and after the date hereof and until the Expiration Time (as defined below), at any meeting of the Company Shareholders or any adjournment thereof, or in connection with any action by written consent of the Company Shareholders, Shareholder shall:
(a)    appear at each such meeting or otherwise cause all of his or its Shareholder Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)    vote (or cause to be voted), in person or by proxy, all of his or its Shareholder Shares: (i) in favor of the approval of the Merger Agreement, the Merger and the consummation of the Transactions; (ii) in favor of any proposal to adjourn or postpone any meeting of the Company Shareholders at which the approval of the Merger Agreement is submitted for the consideration and vote of the Company Shareholders to a later date if there are not sufficient votes to approve the Merger Agreement on the date on which the meeting is held; (ii) in favor of any other matter reasonably relating to the consummation or facilitation of, or otherwise in furtherance of, the Merger and the other Transactions, (iii) against any Competing Proposal and (iv) against any other action, proposal, agreement, transaction or arrangement submitted for approval of the Company Shareholders that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or the Transactions.
2.3    No Obligation to Exercise or Convert Securities. Nothing contained in this Agreement shall require Shareholder to (i) convert, exercise or change any Company Option, Company RSU, Company PSU or other equity security of the Company in order to obtain any underlying Company Shares or (ii) vote, or execute any consent with respect to, any Company Shares underlying such Company Options, Company RSUs, Company PSUs or other equity securities of the Company that have not yet been issued as of the applicable record date for that vote or consent.
2.4    Termination. This Voting Agreement and the obligations of the parties hereunder shall automatically terminate upon the earliest to occur of (a) such time as the Merger Agreement shall have been validly terminated pursuant to its terms, (b) the Effective Time (c) the date of any amendment, modification or supplement to the Merger Agreement, in each such case if such amendment, modification or supplement reduces the consideration payable to the Company Shareholders or materially and adversely affects the economic interests of the Company Shareholders without the express written consent of Shareholder, or (d) the date upon which Parent and Shareholder agree in writing to terminate this Voting Agreement (such earliest time, the “Expiration Time”); provided, however, that the provisions of Article V shall survive any termination of this Voting Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDER
Shareholder hereby represents and warrants to Parent, as of the date of this Voting Agreement, as follows:
3.1    Authorization; Binding Agreement. Shareholder: (a) if an entity, is validly existing and in good standing under the laws of the State of Israel and (b) has all legal right, power, authority and capacity to execute and deliver this Voting Agreement, to perform his or its obligations hereunder, and to consummate the transactions contemplated hereby. This Voting Agreement has been duly and validly executed and delivered by or on behalf of

Shareholder and, assuming the due authorization, execution and delivery of this Voting Agreement by Parent, constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms (except as enforcement may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting creditors’ rights generally and by general principles of equity).
3.2    No Conflict; Required Filings and Consents.
(a)    The execution and delivery of this Voting Agreement to Parent by Shareholder does not, and the performance by the Shareholder of his or its obligations under this Voting Agreement will not, (i) conflict with or violate any Law by which Shareholder is bound or affected, (ii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the property or assets of Shareholder pursuant to, any Contract or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets is bound or affected, except for any of the foregoing as would not interfere with Shareholder’s ability to perform Shareholder’s obligations hereunder. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Shareholder is a trustee whose consent is required for the execution and delivery of this Voting Agreement or the consummation by Shareholder of the transactions contemplated by this Voting Agreement.
(b)    The execution and delivery of this Voting Agreement to Parent by Shareholder do not, and the performance by the Shareholder of his or its obligations under this Voting Agreement will not, require the Shareholder to obtain any consent, approval, authorization, waiver, order or permit of, or making any filing with or notification to, any third party or any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations, waivers, orders or permits, or to make such filings or notifications, would not materially interfere with Shareholder’s ability to perform Shareholder’s obligations hereunder.
(c)    Shareholder (i) has not entered into any voting agreement or voting trust, with respect to the Shareholder Shares, and (ii) has not granted a proxy or power of attorney with respect to the Shareholder Shares that is inconsistent with his or its obligations pursuant to this Voting Agreement.
3.3    Litigation. As of the date of this Voting Agreement, there is no Action pending or, to the knowledge of Shareholder, threatened, against Shareholder or any of Shareholder’s affiliates or any of their respective properties or assets that would materially interfere with Shareholder’s ability to perform his or its obligations hereunder or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Voting Agreement.

3.4    Title to Shareholder Shares. Shareholder is the record or beneficial owner of the shares of Company Securities set forth opposite his or its name on Exhibit A. Shareholder has good title to the Shareholder Shares free and clear of all Liens other than pursuant to this Voting Agreement and applicable securities Laws. As of the date of this Voting Agreement, the Shareholder Shares constitute all of the Company Shares Beneficially Owned or owned of record by Shareholder. Except as otherwise set forth in this Voting Agreement, Shareholder has and will have at all times through the earlier of the Expiration Time or Company Shareholder Approval sole voting power (including the right to control such vote as contemplated herein), sole power of disposition and sole power to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of his or its Shareholder Shares.
3.5    Acknowledgement of the Merger Agreement. Shareholder hereby acknowledges and agrees that Shareholder has received a draft of the Merger Agreement presented to Shareholder as in substantially final form and has reviewed and understood the terms thereof.
3.6    No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Voting Agreement based upon arrangements made by or on behalf of Shareholder in his or its capacity as such.
3.7    Reliance by Parent. Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Shareholder’s execution and delivery of this Voting Agreement.
ARTICLE IV
COVENANTS OF THE SHAREHOLDER
4.1    Further Assurances. From time to time and without additional consideration, Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Voting Agreement.
4.2    No Inconsistent Agreement. Except for this Voting Agreement, during the term of this Voting Agreement Shareholder shall not: (a) enter into any voting agreement, voting trust or similar agreement with respect to any of the Shareholder Shares; (b) grant any proxy, consent, power of attorney or other authorization or consent with respect to any of the Shareholder Shares other than a revocable proxy in connection with the Company’s 2019 annual general meeting; or (c) knowingly take any action that would constitute a breach hereof, make any representation or warranty of Shareholder set forth in Article III untrue or incorrect or have the effect of preventing or disabling Shareholder from performing any of his or its obligations under this Voting Agreement.

4.3    Public Announcements. Shareholder hereby permits the Company and Parent to publish and disclose, including in filings with the SEC and in the press release announcing the Transactions, this Voting Agreement and the Shareholder’s identity and ownership of the Shareholder Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Voting Agreement, in each case, to the extent the Company or Parent reasonably determines.
4.4    Fiduciary Duties. Notwithstanding anything in this Voting Agreement to the contrary: (a) Shareholder makes no agreement or understanding herein in any capacity other than in Shareholder’s capacity as a record holder and beneficial owner of the Shareholder Shares, and not in Shareholder’s capacity as a director or officer of the Company or any of the Company’s Subsidiaries, if applicable; and (b) nothing herein will be construed to limit or affect any action or inaction by Shareholder or any representative of Shareholder, as applicable, serving on the Company Board of Directors or the governing body of any of the Company Subsidiaries or as an officer of the Company or any of the Company Subsidiaries, acting in such person’s capacity as a director or officer of the Company or any of the Company Subsidiaries.
4.5    Additional Purchases. Shareholder agrees that any Company Shares acquired or purchased by him after the execution of this Voting Agreement and prior to the Expiration Time, including, without limitation, by exercising any Company Option, or the vesting of any Company RSU or Company PSU held of record or Beneficially Owned by Shareholder, shall be subject to the terms of this Voting Agreement to the same extent as if they constituted Shareholder Shares as of the date of this Voting Agreement.
ARTICLE V
GENERAL PROVISIONS
5.1    Entire Agreement; Amendments. This Voting Agreement, and to the extent referenced herein, the Merger Agreement, constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Voting Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.
5.2    Assignment. No party to this Voting Agreement may assign any of its rights or obligations under this Voting Agreement without the prior written consent of the other party hereto, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any assignee of Parent’s rights under, and in accordance with terms and conditions of, the Merger Agreement. Any assignment contrary to the provisions of this Section 5.2 shall be null and void.
5.3    Severability. The provisions of this Voting Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Voting

Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Voting Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
5.4    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement are not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. Shareholder agrees that, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Voting Agreement, Parent shall be entitled to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, with Shareholder agreeing that it shall waive the defense of adequacy of a remedy at law in any such Legal Proceeding, and/or (b) an injunction restraining such breach or threatened breach, this being in addition to any other remedy to which Parent is entitled at law or in equity. Shareholder further agrees that neither Parent nor any other party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.4, and Shareholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
5.5    Governing Law; Jurisdiction.
(a)    This Voting Agreement shall be governed by, and construed in accordance with, the Laws of the State of Israel, without giving effect to conflicts of laws principles (whether of the State of Israel or otherwise) that would result in the application of the Law of any other state.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of competent jurisdiction located in Tel Aviv-Jaffa, Israel in any Action arising out of or relating to this Voting Agreement or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in any court of competent jurisdiction located in Tel Aviv-Jaffa, Israel, (ii) agrees that any claim in respect of any such Action may be heard and determined in any court of competent jurisdiction located in Tel Aviv-Jaffa, Israel, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such Action in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in such courts. Each of the parties hereto (A) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions (including the United States) by suit on the judgment or in any other manner provided by Law and (B) waives any objection to the recognition and enforcement by a court in other jurisdictions (including the United States) of any such final judgment. Each party to this Voting Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 5.5 in the manner provided for notices in Section 5.8. Nothing in this Voting Agreement will affect the right of any party to this Voting Agreement to serve process in any other manner permitted by Law.
5.6    No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Neither party shall be deemed to have waived any claim available to it arising out of this Voting Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of such party. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
5.7    Expenses. Each party shall bear its respective expenses, costs and fees (including attorneys’ fees, if any) in connection with the preparation, execution and delivery of this Voting Agreement and compliance herewith, whether or not the Merger is effected.
5.8    Notices. All notices, requests, demands and other communications under this Voting Agreement shall, except to the extent expressly provided to be oral, be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery on a Business Day before 5:00 p.m. in the time zone of the receiving party, otherwise upon the following Business Day after receipt of proof of delivery; (c) if sent by e-mail including by a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a Business Day before 5:00 p.m. in the time zone of the receiving party, when transmitted; (d) if sent by e-mail including by a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving party, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other party:
if to Parent:

NVIDIA Corporation
2788 San Tomas Expressway
Santa Clara, CA 95051

Attention:    Colette M. Kress
Timothy S. Teter
Email:         ckress@nvidia.com
tteter@nvidia.comwith

a copy to (for information purposes only):

Jones Day
1755 Embarcadero Road
Palo Alto, CA 94303, U.S.A.

Attention:     Daniel R. Mitz
Jonn R. Beeson
Robert J. Cardone
Email:         drmitz@jonesday.com
jbeeson@jonesday.com
rcardone@jonesday.com

and

Yigal Arnon & Co.
22 Rivlin Street
Jerusalem 94263 Israel

Attention:     Barry Levenfeld, Adv.
Ben Sandler
Email:         barry@arnon.co.il
bens@arnon.co.il
if to Shareholder, to the address or facsimile number set forth on the signature page hereof or, if not set forth thereon, to the address reflected in the stock books of the Company, or to such other address, or facsimile number or electronic mail address as such party may hereafter specify for the purpose by notice to the other party hereto.
5.9    No Third-Party Beneficiaries. This Voting Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by, Parent and Shareholder and nothing in this Voting Agreement, express or implied, is intended to or shall confer upon any Person (other than Parent and Shareholder) any legal or equitable right, benefit or remedy of any nature whatsoever; provided, that the Company shall be a third party beneficiary of this Voting Agreement and shall be entitled to enforce any power, right, privilege or remedy of Parent hereunder.

5.10    Headings. The heading references herein are for convenience of reference only and do not form part of this Voting Agreement, and no construction or reference shall be derived therefrom.
5.11    Counterparts. This Voting Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Voting Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Voting Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). This Voting Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the date first written above.
PARENT:

NVIDIA INTERNATIONAL HOLDINGS, INC.

By	/s/ Jen-Hsun Huang
Name: Jen-Hsun Huang
Title: President and Chief Executive Officer

Signature Page to Voting Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the date first written above.
SHAREHOLDER:

/s/ Eyal Waldman
Name: Eyal Waldman
Address: 33 Hashoshanim
Kiryat Tivon. 36056
Israel
Facsimile: 972-9-7492007

SHAREHOLDER:

WALDO HOLDINGS 2

/s/ Eyal Waldman
By: Eyal Waldman
Its: General Partner
Address: 33 Hashoshanim
Kiryat Tivon. 36056
Israel
Facsimile: 972-9-7492007

Signature Page to Voting Agreement

Exhibit A

Shareholder Name	Company Shares	Company PSUs	Company RSUs
Eyal Waldman	408,707	36,000	122,875
Waldo Holdings 2, an Israeli general partnership	1,426,041	0	0